23.2	Consent of Jorgensen & Co.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 20, 2006 on the December 31, 2005 audited financial statements for Mogul Energy International, Inc. as included in the amended Form SB-2 registration statement (SEC file no. 333-138806) filed by Mogul Energy International, Inc. on, or about, February 1, 2007.

/s/ Jorgensen & Co.
JORGENSEN & CO.
February 1, 2007